UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: DECEMBER 13, 2006

AMERICAN CRYSTAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	33-83868; 333-11693; and 333-32251	84-0004720
(State or other jurisdiction of Incorporation)	(Commission) File Number)	(I.R.S. Employer Identification No.)

101 NORTH THIRD STREET
MOORHEAD, MN 56560		(218) 236-4400
(Address of principal executive offices)		(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 13, 2006, American Crystal Sugar Company, a Minnesota cooperative corporation (the “Company”), closed a bond issuance for $17,600,000.  The City of East Grand Forks, Minnesota (the “Issuer”) issued the Solid Waste Disposal Revenue Bonds (American Crystal Sugar Company Project) Series 2006 in the principal amount of $17,600,000 (the “Bonds”).  Proceeds of the Bonds will be used by the Company to construct a pressurized steam pulp dryer at the Company’s sugar beet processing facility in East Grand Forks, Minnesota.

The principal amount of the Bonds is due December 1, 2021.  Interest on the Bonds is payable on the first Thursday of each March, June, September and December commencing March 1, 2007.  The interest rate on the Bonds is adjusted every Thursday to a rate, determined by W.R. Taylor & Company, LLC, to be the lowest annual interest rate at which the Bonds could be remarketed.  The Issuer will make payments on the Bonds pursuant to an Irrevocable Letter of Credit issued by CoBank ACB, Englewood, Colorado or an Irrevocable Confirmation issued by Wachovia Bank, N.A.  Draws on the Letter of Credit or the Confirmation will be simultaneously reimbursed by the Company from payments made pursuant to a Lease Agreement between the Company and the Issuer.  The Bonds are rated “AA-/A-1+” by Standard & Poor’s Ratings Service.

This report contains forward-looking statements and information based upon assumptions by the Company’s management.  These forward-looking statements can be identified by the use of forward-looking terminology such as “expects”, “believes”, “will” or similar verbs or expressions.  If any of management’s assumptions prove incorrect or should unanticipated circumstances arise, the Company’s actual results could materially differ from those anticipated by such forward-looking statements.  The differences could be caused by a number of factors or combination of factors, including, but not limited to, those factors influencing the Company and its business which are described in “Risk Factors” section contained in the Company’s Annual Report on Form 10-K for fiscal year 2006.  Readers are urged to consider these factors when evaluating any forward-looking statement.  The Company undertakes no obligation to update any forward-looking statements in this report to reflect future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN CRYSTAL SUGAR COMPANY

Dated:	December 15, 2006	/s/ Mark Kalvoda
		By:	Mark Kalvoda
		Its:	Corporate Controller and Chief Accounting Officer